                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                               Cerus Corporation
                   ----------------------------------------
                               (Name of Issuer)

                   Common Stock, par value $ .001 per share
                   ----------------------------------------
                        (Title of Class of Securities)

                                   157085101
                                 ------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement. [_] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




SEC 1745 (2-95)

                              Page 1 of 15 pages

-----------------------                                  ---------------------
  CUSIP NO.  157085101                 13G                  PAGE 2 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Coral Partners II, a limited Partnership
          SEC ID #0000924591
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               426,215

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                426,215

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                             426,215
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                             4.53%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                             PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  157085101                                     PAGE 3 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Coral Management Partners II, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               426,215

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                426,215

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                             426,215
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                             4.53%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                             PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  157085101                                     PAGE 4 OF 15 PAGES
-----------------------              13G                 ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Coral Partners IV, Limited Partnership
          SEC ID #0000922910

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               463,749

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                463,749

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                             463,749
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                              4.92%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                             PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  157085101                                     PAGE 5 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Coral Management Partners IV, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                  463,749

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                   0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                    463,749

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                   0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                 463,749
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                  4.92%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                 PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  157085101                                     PAGE 6 OF 15 PAGES
-----------------------            13G                   ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Yuval Almog

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                 United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               29,987

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             892,764
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                29,987

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             892,764
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                             922,751
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                             9.80%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                             IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ----------------------
  CUSIP NO.  157085101                                     Page 7 of 15 Pages
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Peter H. McNerney

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

                  United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                24,254

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              889,964
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 24,254

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              889,964
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                              914,218
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                              9.71%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                              IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  157085101                                     PAGE 8 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Linda L. Watchmaker

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                   United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                     3,434

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                   889,964
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                      3,434

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                   889,964
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                   893,398
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                  9.49%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                 IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.  Issuer's Name and Address of Principal Executive Offices:

         (a)      Cerus Corporation
         (b)      2525 Stanwell Drive, Suite 300
                  Concord, CA  94520

Item 2.  Information Concerning Person Filing:

         (a) Filing Persons:

             Entities:

                  Coral Partners IV, Limited Partnership ("CP IV")
                  Coral Management Partners IV, Limited Partnership ("CMP IV") Coral Partners II, a limited partnership ("CP II")
                  Coral Management Partners II, Limited Partnership ("CMP II")

             Individuals:
                  Yuval Almog
                  Peter H. McNerney
                  Linda L. Watchmaker

         (b) Principal Business Address:
                  60 South Sixth Street
                  Suite 3510
                  Minneapolis, MN   55402

         (c) Citizenship/Place of Organization

             Entities:

                  Coral Partners IV  ("CP IV")                 Delaware
                  Coral Management Partners IV ("CMP IV")      Delaware
                  Coral Partners II ("CP II")                  Delaware
                  Coral Management Partners II ("CMP II")      Delaware

              Individuals:

                  Yuval Almog                                  United States
                  Peter H. McNerney                            United States
                  Linda L. Watchmaker                          United States

         (d) Title of Class of Securities:                     Common Stock
         (e) CUSIP No.  157085101

Item 3.  Status of Person Filing:

         Not applicable.

Item 4.  Ownership:

ENTITIES                         CP IV        CMP IV       CP II       CMP II
                                -------       -------     -------      -------

(a)Beneficial Ownership         463,749*      463,749*    426,215*     426,215*

(b)Percentage of Class             4.92%         4.92%       4.53%        4.53%

(c)(i)Sole Voting Power:        463,749       463,749     426,215      426,215
(ii)Shared Voting Power:              0             0           0            0
(iii)Sole Dispositive Power:    463,749       463,749     426,215      426,215
(iv)Shared Dispositive Power:         0             0           0            0


INDIVIDUALS:                        Almog        McNerney       Watchmaker**
                                   --------      --------       ------------

(a)Beneficial Ownership            922,751*      914,218*         893,398*

(b)Percentage of Class                9.80%         9.71%            9.49%

(c)(i)Sole Voting Power:             29,987        24,254           3,434
(ii)Shared Voting Power:            892,764       889,964         889,964
(iii)Sole Dispositive Power:         29,987        24,254           3,434
(iv)Shared Dispositive Power:       892,764       889,964         889,964

* Pursuant to Rule 13d-4, the reporting person disclaims beneficial ownership of these securities except to the extent of his/her pecuniary interest therein.

**Ms. Watchmaker's ownership relates to her direct ownership and the ownership as it relates to CP II and CMP II.

Item 5.  Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following <D063>. *

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         Not applicable.

Item 7.  Identification and Classification of Subsidiary:

         Not applicable.

Item 8.  Identification and Classification of Group:

         Not applicable.

Item 9.  Notice of Dissolution of Group:

         Not applicable.

Item 10.  Certification:

         Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 3, 1999

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner

/s/ Linda L. Watchmaker
--------------------------
Linda L. Watchmaker
General Partner

Coral Partners IV, Limited Partnership
By:  Coral Management Partners IV, Limited Partnership
Its:  General Partner

/s/ Yuval Almog
--------------------------
Yuval Almog
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner

/s/ Linda L. Watchmaker
--------------------------
Linda L. Watchmaker
General Partner

Coral Management Partners IV, Limited Partnership
By:  General Partner

/s/ Yuval Almog
-------------------------
Yuval Almog
General Partner

By /s/ Yuval Almog    By  /s/ Peter H. McNerney     By  /s/ Linda L. Watchmaker
   ------------------     ---------------------         -----------------------
   Yuval Almog            Peter H, McNerney             Linda L. Watchmaker

                                  EXHIBIT INDEX

                                                              Sequentially
Exhibit                    Document Description               Numbered Page
-------                    --------------------               -------------

  A                        Agreement of Joint Filing               14

                                    EXHIBIT A

                            Agreement of Joint Filing

     Each of the undersigned hereby agrees that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, the Statement dated February 3, 1999, containing the information required by
Schedule 13G, for the shares of Common Stock of Cerus Corporation which they each beneficially hold.

Dated:  February 3, 1999

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner

/s/ Linda L. Watchmaker
--------------------------
Linda L. Watchmaker
General Partner

Coral Partners IV, Limited Partnership
By:  Coral Management Partners IV, Limited Partnership
Its:  General Partner

/s/ Yuval Almog
--------------------------
Yuval Almog
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner

/s/ Linda L. Watchmaker
--------------------------
Linda L. Watchmaker
General Partner

Coral Management Partners IV, Limited Partnership
By:  General Partner

/s/ Yuval Almog
--------------------------
Yuval Almog
General Partner

By /s/ Yuval Almog
   -----------------------
   Yuval Almog

By /s/ Peter H. McNerney                 By /s/ Linda L. Watchmaker
   -----------------------                  --------------------------
   Peter H. McNerney                        Linda L. Watchmaker